Exhibit 99.1
[ONEOK Logo]	News
October 11, 2005	Analyst Contact: Dan Harrison
918-588-7950
Media Contact: Lori Webster 918-588-7570

ONEOK to Sell Texas Natural Gas

Gathering and Processing Assets

TULSA, Okla. -- Oct. 11, 2005 --ONEOK, Inc. (NYSE: OKE) announced today that it has entered into an agreement to sell certain natural gas gathering and processing assets in Texas to Eagle Rock Energy, a privately held company based in Houston, Texas, for $528 million.

"While we remain committed to our gathering and processing business, this sale is consistent with our strategy of selling less strategic assets," said David Kyle, ONEOK chairman, president and chief executive officer.

The properties are located in the Texas Panhandle and include six gas processing plants with a capacity of approximately 150 million cubic feet per day (MMcf/d) and current average throughput of 70 percent; approximately 3,700 miles of gas gathering lines; and estimated natural gas liquid production of 13,500 barrels per day. It is expected that the approximately 95 ONEOK employees associated with the assets will join Eagle Rock.

ONEOK plans to use the proceeds from the sale to purchase other assets or to reduce debt. After-tax cash proceeds are estimated to be $356 million.

The sale will generate an after-tax book gain of approximately $162 million, which will be recorded in the fourth quarter 2005.

These assets represent approximately $52 million of the $130 million in 2005 operating income for the gathering and processing segment, which was included in the company's Aug. 1, 2005, guidance. Annual depreciation expense for these assets is approximately $9 million.

The transaction is expected to close Dec. 1, 2005, and is subject to Hart-Scott-Rodino antitrust clearance.

Eagle Rock is a Houston-based midstream natural gas provider.   Eagle Rock is a portfolio company of Natural Gas Partners, which was founded in 1988, and is a family of North American private equity funds managed by NGP Energy Capital Management, based in Irving, Texas.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  We are a leader in the gathering, processing, storage and transportation of natural gas in the mid-continent region of the U.S. and own one of the nation's premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships.  ONEOK is a Fortune 500 company.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Acts of 1995. The forward-looking statements relate to: anticipated financial performance, including anticipated operating income from the businesses we acquired on July 1, 2005, from Koch Industries, Inc. and affiliates; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.